EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Amendment No. 1 to the Schedule 13G to which this Agreement is attached.

Dated:  October 27, 2005

DISCOVERY GROUP I, LLC,
for itself and as general partner of
DISCOVERY EQUITY PARTNERS, L.P.

By	/s/ MICHAEL R. MURPHY
Michael R. Murphy
Managing Member

/s/ DANIEL J. DONOGHUE
Daniel J. Donoghue

/s/ MICHAEL R. MURPHY
Michael R. Murphy